Exhibit 8.2

October 24, 2017

Numerex Corp.

400 Interstate North Parkway SE

Suite 1350

Atlanta, GA 30339

Ladies and Gentlemen:

We have acted as special tax counsel to Numerex Corp., a Pennsylvania corporation (“Numerex”), in connection with the proposed merger (the “Merger”) of Wireless Acquisition Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Sierra Wireless, Inc., a corporation organized under the laws of Canada (“SWI”), with and into Numerex, with Numerex surviving the Merger as a wholly-owned Subsidiary of SWI. The Merger is to be carried out in accordance with the Agreement and Plan of Merger, dated as of August 2, 2017 (the “Merger Agreement”). You have requested our opinion regarding certain U.S. federal income tax matters. This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, the registration statement on Form F-4 (File No. 333-220512) initially filed by SWI with the Commission on September 18, 2017, as amended through the date hereof (the “Form F-4”), which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement”). Capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Registration Statement on Form F-4 (File No. 333-220512) prepared in connection with the Merger and the accompanying proxy statement/prospectus, as amended or supplemented through the date of this letter (the “Registration Statement”), and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of Numerex and SWI to us dated October XX, 2017 (the “Officer’s Certificates”). With your permission, we have assumed, for purposes of our opinion, that (1) the Merger will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement and (b) the descriptions contained in the Registration Statement; (2) none of the terms and conditions set forth or described in the Merger Agreement or Registration Statement have been or will be modified in any respect; (3) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in the Officer’s Certificates, (b) in this letter (an advanced copy of which has been provided to you), (c) in the Merger Agreement and (d) in the Registration Statement, are true, accurate and complete, and will be true, accurate and complete at the Effective Time of the Merger, in each case, without regard to any qualification as to knowledge or belief; (4) the Merger Agreement represents the full and complete agreement between Numerex and SWI regarding the Merger; and (5) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave., NW | Washington, DC 20001-3743 | www.apks.com

Numerex Corp.

October 24, 2017

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth in this opinion letter which might have been disclosed by independent verification.

Based on the foregoing, and subject to the qualifications and other matters set forth in this letter, and to the qualifications set forth in the “U.S. Federal Income Tax Consequences” section of the Registration Statement, it is our opinion that for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is limited to the foregoing discussion of the U.S. federal income tax consequences of the Merger, which is the only matter as to which you have requested our opinion, and you must judge whether such matter addressed herein is sufficient for your purposes. We do not address any other U.S. federal income tax consequences of the Merger or other matters of U.S. federal law and have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States.

Our opinion is based on the understanding that, at the Effective Time of the Merger, the relevant facts will be as set forth or referred to in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, regulations promulgated thereunder by the U.S. Department of the Treasury (“U.S. Treasury Regulations”), case law, and U.S. Internal Revenue Service (“IRS”) pronouncements as they now exist. These authorities are all subject to change or revocation, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS, the courts of the United States, or any other taxing or other governmental authority. No assurance can be given that, if the matter were contested, a court would agree with this opinion and no rulings will be sought from the IRS or from any other taxing authority with respect to any U.S. federal income tax consequences described in this opinion. We undertake no responsibility to update or supplement this opinion.

Numerex Corp.

October 24, 2017

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion letter is being rendered only to Numerex solely for the purpose set out above and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, and may not be relied upon by any other person or entity for any purpose, without our prior written consent. Only Numerex may rely on this opinion letter, and only with respect to the Merger described herein. We express no opinions other than that expressly set forth above.

Very truly yours, /s/ Arnold & Porter Kaye Scholer LLP